Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-230397) of Senmiao Technology Limited (the “Company”) of our report, dated July 9, 2020, with respect to the Company’s consolidated financial statements for the year ended March 31, 2020 appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2020, filed with the Securities and Exchange Commission, and to the reference to our firm in the prospectus included in such registration statement under the heading “Experts”.

/s/ Friedman LLP

New York, New York

July 9, 2020